Exhibit 10.1

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. [***] denotes omissions.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2025 (the “Effective Date”), by and between [***], a corporation organized under the laws of [***] (“Buyer”) and Abeona Therapeutics Inc., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below);

WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliate” means with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) or more of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b) “Agreement” has the meaning set forth in the preamble.

(c) “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, assignment, encumbrance, license or other grant of rights or disposition to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided, that “Alternative Transaction” shall not include any debt or equity financing transaction of the Seller or any acquisition of substantially all of Seller’s assets or a majority of the direct or indirect equity interests in Seller (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.

(d) “Approval Letter” means the letter from the FDA to Seller dated April 28, 2025, approving the Subject BLA, attached hereto as Exhibit A.

(e) “Asset Purchase” has the meaning set forth in the recitals.

(f) “BLA” means a biologics license application submitted to the FDA.

(g) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(h) “Buyer” has the meaning set forth in the preamble.

(i) “Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of the Buyer from and after the Closing Date.

(j) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(k) “Effective Date” has the meaning set forth in the preamble.

(l) “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, right of negotiation or refusal, adverse claim, interference or any other restriction on use, ownership or transfer.

(m) “FDA” means the United States Food and Drug Administration.

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(n) “FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

(o) “Fraud” means a Party’s actual and intentional fraud under Delaware common law in the making of any representations and warranties made by such Party as expressly set forth in Article IV or Article V hereof, as applicable.

(p) “Fundamental Representations” means the representations and warranties contained in [***].

(q) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority, in each case whether domestic or foreign.

(r) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

(s) “Knowledge” means [***].

(t) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller, any obligations, responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in (i) the Approval Letter, (ii) any other correspondence received by Seller or its respective Affiliates from the FDA, to the extent regarding the Priority Review Voucher, or (iii) Section 529 of the FDCA (21 U.S.C. § 360ff), including as interpreted by the FDA in FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).

(u) “Liabilities” means all debts, Taxes, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement or any Contract.

(v) “Notice of Intent to Use” means notification to the FDA not later than ninety (90) days prior to the submission of a human drug application of the intent to use the Priority Review Voucher to obtain Priority Review of a human drug application, as described in 21 U.S.C. § 360ff(b)(4)(B)(i).

(w) “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(x) “Party” has the meaning set forth in the preamble.

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(y) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(z) “Priority Review” has the meaning set forth in 21 U.S.C. § 360ff(a)(1).

(aa) “Priority Review Fee” has the meaning set forth in Section 11.02.

(bb) “Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services, Food and Drug Administration, to the Seller, as evidenced in the Approval Letter, identified by priority review voucher number PRV BLA 125807.

(cc) “Proceeding” means any action, arbitration, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(dd) “Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

(ee) “Regulatory Change” means any (i) new Legal Requirement, amendment, or supplement to any then existing Legal Requirement or (ii) new term or condition imposed on the Priority Review Voucher that is not generally imposed on priority review vouchers as of the Effective Date, that in either case (i) or (ii) has been enacted, adopted, approved, or imposed between the Effective Date and the Closing Date and adversely impacts, in any material respect, the manner in which Buyer may use, transfer, receive, hold or otherwise exploit the Priority Review Voucher.

(ff) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(gg) “Seller” has the meaning set forth in the preamble.

(hh) “Seller Notice of Transfer Submission” has the meaning set forth in Section 3.02(e).

(ii) “Subject BLA” means BLA Number 125807, approved by the FDA on April 28, 2025, for ZEVASKYN™ (prademagene zamikeracel) for the treatment of wounds in adult and pediatric patients with recessive dystrophic epidermolysis bullosa (RDEB).

(jj) “Tax” or “Taxes” means any and all domestic and non-U.S., federal, state, provincial, local, municipal and other taxes, fees, levies, duties, tariffs, imposts and like assessments or charges of whatever kind, including taxes or charges on, or measured by or with respect to, gross or net income, gain, gross receipts, capital, franchise, windfall and other profits, sales, use, real or personal property, payroll, as well as any value added, ad valorem, transfer, license, withholding, employment, unemployment, excise, severance, stamp, occupation, municipal, municipal surcharge, environmental, social security, escheat, unclaimed property and other tax, together with any interest or any penalty thereon and addition thereto, whether disputed or not.

(kk) “Tax Authority” means, with respect to any Tax, the Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of such Tax.

(ll) “Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to such terms in this Agreement.

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Article II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale; No Assumed Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.

(b) For the avoidance of doubt, (i) the sale, assignment, transfer, conveyance and delivery of the Purchased Assets from Seller to Buyer shall not include the sale, transfer, conveyance, assignment, delivery, or assumption of any Liabilities from Seller to Buyer, and (ii) Buyer shall not assume or be liable for, or otherwise be obligated to pay, perform or discharge any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements on the holder of the Priority Review Voucher and in respect of its use or transfer following the sale thereof pursuant to this Agreement, including, without limitation, the Priority Review Fee) (such Liabilities, “Excluded Liabilities”). Seller shall be solely responsible for all such Excluded Liabilities.

Section 2.02 Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be an amount equal to One Hundred Fifty-Five Million Dollars (U.S. $155,000,000) due and payable upon the Closing Date.

Section 2.03 Method of Payment. Payment of the Purchase Price to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer in the form of Valid Account Details, such designation to be made no later than three (3) Business Days prior to the Closing Date. “Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank’s address, (c) account number, (d) account name and (e) ABA/Routing number.

Section 2.04 Tax Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to Seller any amount required to be deducted or withheld therefrom on account of Taxes under applicable Legal Requirements relating to Taxes. Before making any such deduction or withholding, (a) Buyer shall provide to Seller no less than ten (10) days’ written notice of Buyer’s intention to make such deduction and withholding, and (b) Buyer shall cooperate with Seller to the extent reasonable in efforts by Seller to obtain any available reduction of or relief from such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent that any such amounts are so deducted, withheld and properly remitted to the appropriate Tax Authority in accordance with the applicable Legal Requirements, such amounts will be treated for all purposes of this Agreement as having been paid to Seller. Notwithstanding the foregoing, the Parties agree that as of the date of this Agreement, Legal Requirements do not require any amount of withholding on the Purchase Price payable to Seller.

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Article III.

CLOSING

Section 3.01 Closing. The consummation of the Asset Purchase (the “Closing”) shall be conducted telephonically or via email or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than the third (3rd) succeeding Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 3.02 Transactions to be Effected at Closing. At the Closing,

(a) Seller shall deliver, or cause to be delivered, to Buyer an executed Bill of Sale substantially in the form attached hereto as Exhibit B;

(b) Seller shall deliver, or cause to be delivered, to Buyer an executed certificate from a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.02(c);

(c) Buyer shall deliver, or cause to be delivered, to Seller an executed certificate from a duly authorized officer of the Buyer certifying as to the matters set forth in Section 6.03(c);

(d) Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;

(e) Seller shall (on behalf of Buyer) submit, or cause to be submitted, to the FDA the separate notifications referred to in Section 3.02(g) and Section 3.02(h), respectively, as a submission to the Subject BLA through the FDA’s Electronic Submissions Gateway under the cover letter in the form attached as Exhibit C. Seller shall provide to Buyer, promptly following their submission to the FDA, confirmation from the FDA of successful submission and a complete electronic copy of such submission (the “Seller Notice of Transfer Submission”). Buyer may also submit the duly executed letters provided to be delivered in Section 3.02(g) and Section 3.02(h) hereof to the FDA following Seller’s notification to Buyer of its submission, and Buyer’s receipt from Seller, of an electronic copy of the Seller Notice of Transfer Submission.

(f) Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer in the form of Valid Account Details, such designation to occur at least three (3) Business Days prior to the Closing Date;

(g) Seller shall deliver to Buyer a letter addressed to Buyer, substantially in the form set forth on Exhibit D hereto and duly executed by Seller, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement;

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(h) Buyer shall deliver to Seller a letter addressed to Seller, substantially in the form set forth on Exhibit E hereto and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement; and

(i) Seller shall deliver to Buyer a properly completed, validly executed, true and correct Internal Revenue Service Form W-9 certifying that Seller is not subject to backup withholding for United States federal income tax purposes.

Section 3.03 Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer, free and clear of all Encumbrances.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:

Section 4.01 Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

Section 4.02 Due Authority. Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement or the consummation of the Asset Purchase.

Section 4.03 Noncontravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, in each case as amended to date (ii) the Approval Letter or any Contract to which Seller is a party or by which it is bound or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any of the Purchased Assets (except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have an adverse effect on the ability of Seller to consummate the sale of the Purchased Assets at Closing and perform its other obligations under this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing).

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Section 4.04 No Consents. Except for the letters referenced in Section 3.02(g) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

Section 4.05 Title to Purchased Assets. Seller is the sole and exclusive owner of all right, title, and interest in and to the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement. Seller has provided to Buyer a true, correct and complete electronic copy of the Priority Review Voucher. Neither Seller nor any of its Affiliates has sold, transferred, conveyed, assigned, or delivered any Purchased Assets, to any Person, and Seller has the full and sole right to sell, transfer, convey, assign, and deliver the Purchased Assets to Buyer free and clear. At the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. No Third Party is entitled to any portion of the proceeds of the transactions contemplated by this Agreement.

Section 4.06 Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party to or bound by that involves or affects (or would reasonably be expected to involve or affect) the issuance of, the ownership of, transfer or licensing of, title to, or use of any of the Purchased Assets.

Section 4.07 Compliance With Legal Requirements; FDA Communication. Seller and its Affiliates are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. Seller and its Affiliates have not received any notice or other communication (whether written or oral) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement, except where the failure to be in full compliance with such Legal Requirement would not reasonably be expected to have an adverse impact on the effectiveness of the Priority Review Voucher or the Buyer’s ability to use, transfer, receive, hold or otherwise exploit the Priority Review Voucher after the Closing. Seller has provided to Buyer true and complete copies of the Approval Letter and all other material communications between Seller or any of its Affiliates and FDA regarding the Purchased Assets.

Section 4.08 Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened, Proceeding involving Seller or any of its Affiliates, nor has there been any Proceeding involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Order, in each case, (a) that involves or affects (or may involve or affect) the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets (including any such Order that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, in each case, as a result of the transactions contemplated by this Agreement), or (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter, or delay the consummation of the transactions contemplated by this Agreement. None of the Purchased Assets are subject to any Order (other than the Approval Letter) of any Governmental Entity or arbitrator.

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Section 4.09 Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

Section 4.10 Revocation; Regulatory Change. The Priority Review Voucher has been duly granted and issued and has not been terminated, cancelled or revoked. Neither Seller nor any of its Affiliates or any of their respective Representatives has taken or omitted to take any action, and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to (with or without notice or lapse of time or both) (a) result in the termination, cancellation, or revocation of the Priority Review Voucher, or (b) result in the redemption or transfer of the Priority Review Voucher (other than pursuant to the transactions contemplated by this Agreement), or (c) preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review. To the Knowledge of the Seller, there is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the Approval Letter or provided for under applicable Legal Requirements. From the date that the Priority Review Voucher was issued until the Effective Date, to the Knowledge of the Seller, there has not occurred any Regulatory Change.

Section 4.11 Marketed Product. Seller or any of its Affiliates has initiated or, if not yet initiated, covenants to initiate marketing in the United States of the product approved under the Subject BLA and for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of the Subject BLA to the extent and in a manner required under applicable Legal Requirements so as to preclude the FDA from exercising its authority to revoke the Priority Review Voucher in each case pursuant to 21 U.S.C.§ 360ff(e)(1). In accordance with Section 529(b)(5) of the FDCA, the product approved under the Subject BLA and for which the Priority Review Voucher was awarded (a) was a drug designated for a rare pediatric disease on or prior to December 20, 2024, and (b) was approved by FDA under Section 505(b)(1) of the FDCA or Section 351(a) of the United States Public Health Service Act on or prior to September 30, 2026.

Section 4.12 Document Disclosure. Attached as Schedule 4.12 is a true, correct and complete list of all documents for which true, correct and complete copies have been made available to Buyer as of the close of business on the last Business Day immediately preceding each of the Effective Date and the Closing Date, which list includes any and all communications between Seller or its Affiliates, on the one hand, and the FDA, on the other hand, with respect to the Purchased Assets.

Section 4.13 Intent to Use. Neither Seller nor any of its Affiliates has filed or submitted, or permitted any Third Party to file or submit, to the FDA a Notice of Intent to Use the Priority Review Voucher.

Section 4.14 No Broker. Seller nor any of its Affiliates have engaged, retained or entered into any agreement with any investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission payable by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.15 Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following Closing, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

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Section 4.16 No Other Representations. Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Seller hereby disclaims any such other representations and warranties.

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

Section 5.01 Organization, Standing and Power. Buyer is a corporation duly organized and validly existing under the laws of [***]. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

Section 5.02 Authority. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.03 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or by which it is bound or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer.

Section 5.04 No Consents. Except for the letters referenced in Section 3.02(h) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

Section 5.05 Financing. Buyer has, and will at Closing have, sufficient funds to consummate the transactions contemplated by this Agreement.

Section 5.06 No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

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Section 5.07 Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article IV. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the Asset Purchase, other than as expressly set forth in this Agreement.

Article VI.

CONDITIONS TO CLOSING

Section 6.01 Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, legal restraint, prohibition or other Order issued or promulgated by a Governmental Entity preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c) No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

(d) Deliverables. The Parties shall have made the deliveries contemplated under Section 3.02.

Section 6.02 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects at and as of the Effective Date and as of the Closing Date (or, if made as of a specified period or date, as of such period or date). Each of the Fundamental Representations shall be true and correct in all respects at and as of the Effective Date and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

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(b) Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Closing Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and duly executed by Seller, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) No Regulatory Change. Since the Effective Date there shall not have occurred and remain in effect any Regulatory Change.

Section 6.03 Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b) Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Closing Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Article VII.

PRE-CLOSING COVENANTS AND AGREEMENTS

Section 7.01 Antitrust Notification.

(a) The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act to file, as soon as practicable (but not later than thirty (30) days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Entity for additional information or documentation. In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity. If made available by the relevant Governmental Entity, the Parties shall request early termination of the waiting period under the HSR Act.

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(b) Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (a) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.01 or the transactions contemplated by this Agreement and (b) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties to the extent permitted by such Governmental Entity. Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (i) (A) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new Contracts or modify or terminate existing Contracts), including with respect to the Purchased Assets and use of the Priority Review Voucher to obtain Priority Review of a product candidate of Buyer or its Affiliates or any other benefit associated with the Purchased Assets or (ii) any material modification or waiver of the terms and conditions of this Agreement.

(d) [***] all filing fees related to any notifications under the HSR Act.

Section 7.02 Regulatory Change Notification. Until the earlier of the Closing or the termination of this Agreement, Seller shall provide Buyer with prompt written notification of the occurrence of any Regulatory Change of which Seller becomes aware.

Section 7.03 Efforts. Without limiting the other obligations under this Agreement, during the period from the Effective Date and continuing until the earlier of the Closing or the termination of this Agreement (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with such other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, each Party shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Article VI.

Section 7.04 No Solicitation. During the Pre-Closing Period, Seller shall not and shall cause its controlled Affiliates and its or their Representatives not to, nor shall it authorize or instruct any of its other Affiliates or its or their Representatives to, (a) solicit, seek, initiate, entertain, respond to, facilitate the making of, encourage, or omit to take any action that is reasonably likely to lead to or encourage the initiation or submission of any inquiry, expression of interest, proposal or offer related to or in connection with, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (b) engage, continue, maintain or participate in any discussions or negotiations or enter into any agreement with, or provide any information to, regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have discussions, (c) release any Third Party from, or waive any provision of, any confidentiality agreement to which such Party is a party in connection with Alternative Transaction, (d) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (e) resolve to propose or agree to do any of the foregoing. Upon execution of this Agreement, Seller and its Affiliates and their respective Representatives shall immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions or negotiations with Buyer) related to an Alternative Transaction.

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Section 7.05 Broker Fees. Seller shall be solely responsible for any and all fees, commissions, or other amounts payable to any investment banker, broker, finder or other intermediary engaged, retained or otherwise a party to an agreement with Seller or any of its Affiliates which has been authorized to act on behalf of Seller in connection with the transactions contemplated by this Agreement.

Section 7.06 Exclusivity; Maintenance of Priority Review Voucher. Until the earlier of the Closing or the termination of this Agreement, Seller shall not (a) transfer or assign the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto, or (b) encumber or otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement), or (c) take any action or inaction that would reasonably be expected to prevent the satisfaction of the conditions set forth in Article VI, adversely affect any of the Purchased Assets or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.

Article VIII.

INDEMNIFICATION

Section 8.01 Indemnification.

(a) Indemnification by Seller. [***] Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective Representatives, successors and assigns (each a, “Buyer Indemnitee”) harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”), whether or not arising from, relating to, or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), which any Buyer Indemnitee may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of, or inaccuracy in, any of Seller’s representations and warranties made under this Agreement or any certificate delivered by Seller hereunder; (ii) any breach of, or failure to perform, any of Seller’s covenants or obligations made under this Agreement or any certificate delivered by Seller hereunder; (iii) Seller’s fraudulent, and/or wrongful acts, omission or misrepresentations, regardless of the form of action, related to this Agreement, and/or (iv) any Excluded Liabilities.

(b) Indemnification by Buyer. [***] Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective Representatives, successors and assigns (each a, “Seller Indemnitee”) harmless for, from and against any and all Damages whether or not arising from, relating to, or otherwise in connection with a Third Party Claim, which any Seller Indemnitee may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of, or inaccuracy in. any of Buyer’s representations and warranties made under this Agreement or any certificate delivered by Buyer hereunder; (ii) any breach of, or failure to perform, any of Buyer’s covenants or obligations made under this Agreement or any certificate delivered by Buyer hereunder; and/or (iii) Buyer’s fraudulent, and/or wrongful acts, omission or misrepresentations, regardless of the form of action, related to this Agreement.

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Section 8.02 Indemnification Procedures.

(a) A Person entitled to indemnification pursuant to Section 8.01 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.”

(b) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnitor. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, to the extent known, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee; provided that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligation under this Article VIII, except to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnitor. If the Indemnitor does not notify the Indemnitee within twenty (20) Business Days following its receipt of such notice that the Indemnitor rejects liability in the specified amount for the indemnity claimed by the Indemnitee under Section 8.01(a) or Section 8.01(b), as applicable, such indemnity claim specified by the Indemnitee in such notice shall be deemed accepted by the Indemnitor, in which case, the Indemnitee will be obligated to promptly pay the Indemnitee the full amount (subject, however, to the limitations set forth in Section 8.03) set forth in such notice with respect to such indemnity claim under this Article VIII in accordance with the terms hereof.

(c) In the event of any instituted or asserted Third Party Claim against an Indemnitee, Indemnitee shall inform Indemnitor of such Third Party Claim as soon as reasonably practicable after such Third Party Claim arises; provided that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligation under this Article VIII, except to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnitor.

(d) The Indemnitor shall have the right to defend, at its sole cost and expense (with counsel reasonably selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed), a Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not assume control of defense to a Third Party Claim (i) unless it covenants to the Indemnitee in writing within ten (10) Business Days after the Indemnitee has given written notice of the Third Party Claim to the Indemnitor to indemnify, defend and hold harmless the Indemnitee from and against the entirety of any and all Damages that the Indemnitee may suffer resulting from or arising out of the Third Party Claim (subject, however, to the limitations set forth in Section 8.03), (ii) in which equitable relief other than monetary damages is sought, (iii) if such Third Party Claim is brought by a Governmental Entity or is otherwise related to or arises in connection with any FDA, Tax or criminal or regulatory enforcement matter, (iv) if the Indemnitee has been advised in writing by outside counsel that a legal conflict or potential legal conflict exists between the Indemnitee and the Indemnitor in connection with conducting the defense of the Third Party Claim, or (v) settlement of, an adverse Order with respect to, or conduct of the defense of the Third Party Claim by the Indemnitor is, in the good faith judgment of the Indemnitee, likely to be materially adverse to the Indemnitee’s or its Affiliates’ reputation or continuing business interests (including its relationships with current or potential customers, licensors, distributors, suppliers, or other parties material to the conduct of its business); provided, further, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in which case ((A) – (C)) the Indemnitee may withhold its consent in its sole discretion. If the Indemnitor does not elect to assume control of the defense of such Third Party Claim, or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed). If the Indemnitee is defending such Third Party Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. If the Indemnitor has elected to defend such Third Party Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Third Party Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

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(e) The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.02 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses (i) if counsel for the Indemnitor or counsel for the Indemnitee shall have reasonably determined that counsel for the Indemnitor may not properly represent both the Indemnitor and the Indemnitee or (ii) if such participation is requested by the Indemnitor.

Section 8.03 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 8.01(a) shall equal [***], and (b) Buyer pursuant to Section 8.01(b) shall equal [***]. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnitee pursuant to an Order with respect to a Third Party Claim and except for another Party’s fraud, no Party shall have any liability under any provision of this Agreement (including this Article VIII) for any punitive, incidental, special or indirect damages or damages for or otherwise based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

Section 8.04 Exclusive Remedy. From and after the Closing, except in the case of fraud and as otherwise provided in Section 11.09, the sole and exclusive remedy of any Indemnitee for any Damages that such Indemnitee may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy, violation or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this Article VIII (subject to the applicable qualifications and limitations set forth in this Agreement).

Article IX.

TERMINATION

Section 9.01 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, this Agreement and the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a) upon the mutual written consent of Buyer and Seller; or

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(b) by either Party, by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m., Eastern Standard Time, on the date that is one hundred twenty (120) days following the Effective Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before such date;

(c) by Buyer or Seller, if (i) any Legal Requirement having the effect referred to in Section 6.01(b) has been enacted, issued, promulgated, enforced or entered or (ii) any order, injunction or decree having the effect referred to in Section 6.01(b) is in effect and has become final and non-appealable;

(d) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 6.02, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from Buyer (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date); or

(e) by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 6.03 and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date).

Section 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01: (a) written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall forthwith become null and void and of no effect (except for the provisions of this Section 9.02, Section 10.04, Article I and Article XI, which shall survive any such termination), and (c) there shall be no liability on the part of Buyer or Seller except for damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller.

Article X.

ADDITIONAL COVENANTS

Section 10.01 Further Assurances.

(a) The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

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(b) Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

Section 10.02 Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the product approved under the Subject BLA to, at all times comply with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the validity, use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer any communications or notices it or its Affiliates, or any successors in interest to the product approved under the Subject BLA receive from any Governmental Entity in respect of or otherwise impacting the Purchased Assets.

Section 10.03 Marketing. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to market the product approved under the Subject BLA in the United States within the three hundred and sixty-five (365) day period beginning on the date of the FDA approval of the Subject BLA, to the extent and in a manner required under Section 529(e)(1) of the FDCA to preclude FDA from exercising its authority to revoke the Priority Review Voucher.

Section 10.04 Nondisclosure.

(a) Subject to disclosures permitted or contemplated by Section 10.05, with respect to Confidential Information received from or on behalf of a Party, the other Party will (i) keep such Confidential Information confidential, (ii) not use any such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b) Each Party may disclose Confidential Information of the other Party only to its Affiliates and to their respective Representatives.

(c) Each Party will (i) enforce the terms of this Section 10.04 as to its Affiliates and their respective Representatives, (ii) take such action to the extent necessary to cause its Affiliates and their respective Representatives to comply with the terms and conditions of this Section 10.04, and (iii) be responsible and liable for any breach of this Section 10.04 by it or its Affiliates and their respective Representatives.

(d) If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.04, such Party shall provide the disclosing Party with prompt notice of such compulsion or request (to the extent legally permitted) so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.04. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Person shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

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(e) Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity in connection with any filing, application or request for regulatory approval or to enable the use or transfer of the Priority Review Voucher; provided that Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures.

Section 10.05 Disclosures Concerning this Agreement. The press release with respect to the execution of this Agreement that is attached as Exhibit F hereto shall be issued by Seller on or on the next Business Day following the Effective Date. Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement, or that identifies the other Party as party to this Agreement or the acquiror of the Priority Review Voucher, without the prior written consent of the other Party, except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate only such information concerning this Agreement as was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission.

Section 10.06 Expenses. Whether or not the Asset Purchase and the other transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.

Article XI.

GENERAL PROVISIONS

Section 11.01 Survival. The representations and warranties of Seller and Buyer contained in this Agreement, and liability for the breach thereof, shall survive the Closing and shall remain in full force and effect for a period of twenty-four (24) months following the Closing Date; provided, however, that (a) all covenants that by their terms was to be performed at or prior to the Closing and all Fundamental Representations and any claims for Fraud shall survive the Closing Date and remain in full force and effect until the later of (i) the date that is six (6) years after the Closing Date, and (ii) the expiration of the applicable statute of limitations, and (b) covenants which are by their terms to be performed following the Closing shall survive the Closing and remain in full force and effect until performed in accordance with their terms. Notwithstanding the foregoing, if written notice of a claim has been given in the manner required by Section 8.02 prior to the expiration of the applicable survival period by the Party seeking indemnification for such claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to Article VIII.

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Section 11.02 Transfer Taxes and Fees. Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder (“Transfer Taxes”) shall be borne by Buyer regardless of which Party such taxes, fees or duties are assessed against. The Party that is primarily responsible for the filing of any Tax return or other documentation with respect to Transfer Taxes shall promptly prepare and file such Tax return or documentation, as applicable, and the other Party shall provide such cooperation in connection therewith as may be reasonably requested by the filing Party. Buyer, its Affiliates, or any Buyer transferee of the Priority Review Voucher shall be solely responsible for the payment of the priority review fee described in 21 U.S.C. § 360ff(c) (the “Priority Review Fee”) and all other user fees applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing. For the avoidance of doubt, following the Closing, Seller shall have no liability or obligation for any such fees or Transfer Taxes.

Section 11.03 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 p.m. in the time zone of the intended recipient on a Business Day, and otherwise on the next Business Day or (c) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; or (d) upon confirmation of receipt during normal business hours on a Business Day or, if received after normal business hours, on the next Business Day, after being sent by facsimile, in any case to the address or facsimile number set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.03):

(a) if to Buyer, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

(b) if to Seller, to:

Abeona Therapeutics, Inc.

6555 Carnegie Avenue, 4th Floor

Cleveland, OH 44103

Attention: Chief Legal Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

620 8th Avenue

New York, NY 10018

Attention: Stephen Infante

Email: [***]

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Section 11.04 Construction.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the word “or” is not intended to be exclusive unless expressly indicated otherwise. The words “will” and “shall” have the same meaning. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(c) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Schedules” or “Exhibits” are intended to refer to Articles, Sections, Schedules or Exhibits of this Agreement, and (ii) references in any Section to any clause are references to such clause of such Section.

(d) Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).

(e) Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

(f) The captions, table of contents and headings in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

(g) Unless otherwise specified, (i) references to any applicable law or other Legal Requirement shall be deemed to refer to such law or Legal Requirement as amended from time to time and to any rules, regulations or interpretations promulgated thereunder and (ii) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

Section 11.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.06 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto and the Mutual Confidentiality Agreement by and between the Parties (or, in the case of Buyer, its Affiliate), dated [***], sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

Section 11.07 Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. For the avoidance of doubt, no assignment made pursuant to this Section 11.07 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

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Section 11.08 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.09 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable harm would occur in the event that the transactions contemplated hereby are not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any failure to strictly comply with or breach or threatened breach of the covenants, agreements, or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to receive an injunction or injunctions to prevent or restrain any noncompliance, breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements, and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

Section 11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts in Delaware solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 11.12 Amendment; Extension; Waiver. Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties. At any time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Section 11.13 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties hereto as of the date first above written.

ABEONA THERAPEUTICS INC.

By:	/s/ Vishwas Seshadri
Name:	Vishwas Seshadri, Ph.D., M.B.A.
Title:	Chief Executive Officer

[Signature Page to APA]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties hereto as of the date first above written.

[***]

By:	[***]
Name:	[***]
Title:	[***]

[Signature Page to APA]